MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

BALANCED CAPITAL FOCUS FUND

SERIES # 20

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
6/28/00	Deutche Telekom 8.0 6/15/10	$500,000	$3,000,000,000	Goldman Sachs
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